     As filed with the Securities and Exchange Commission on May 17, 1999
                                                     Registration No. 333-______
================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ___________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              ___________________
                              Scient Corporation
            (Exact name of registrant as specified in its charter)

            Delaware                                        7379                              94-3288107
    (State or other jurisdiction                 (Primary Standard Industrial                (IRS Employer
   of incorporation or organization)              Classification Code Number)              Identification No.)

                         One Front Street, 28th Floor
                            San Francisco, CA 94111
              (Address of principal executive offices) (Zip Code)
                              ___________________

                              SCIENT CORPORATION
                          1999 EQUITY INCENTIVE PLAN
                                1997 STOCK PLAN
                       1999 EMPLOYEE STOCK PURCHASE PLAN

  SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENTS WITH ROBERT H. BECK,
    DIANA L. BROWN, DAN FERNANDEZ, SCOTT FRISBIE, JOSEPH GALUSZKA, MATTHEW
     GLIDDEN, MICHAEL GLOVER, ANTHONY HILL, HILARY HOEBER, DAVID HUNKINS, DARLENE JORDAN-FONTAINE, WILLIAM KIM, WILLIAM H. KURTZ, MICHAEL LANFORD, MICHAEL LENAHAN, JONATHAN LIEBERMAN, MARK MCCORMICK, JAMES MCKEE, STEPHEN MUCCHETTI, DAN ROSLER, JOSE SANTANA, DARCY STARK, JEFF VAN ZANTEN, DAVID
                              WOOD AND LIETZE YAO
                           (Full title of the Plans)
                              ___________________

                               William H. Kurtz
               Chief Financial Officer, Treasurer and Secretary
                              SCIENT CORPORATION
                         One Front Street, 28th Floor
                            San Francisco, CA 94111
                    (Name and address of agent for service)
                             ____________________

                                 415-733-8200
         (Telephone number, including area code, of agent for service)
                              ___________________

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                                                                             Proposed
             Title of                                                 Proposed Maximum        Maximum
            Securities                         Amount                     Offering           Aggregate         Amount of
               to be                            to be                      Price             Offering         Registration
            Registered                     Registered (1)                per Share (2)       Price (2)            Fee
-----------------------------------   ----------------------    --------------------------   -----------     -------------

1999 Equity Incentive Plan and
------------------------------
   1997 Stock Plan
   ---------------
  Options to Purchase Common Stock      6,340,649                        N/A                   N/A                  N/A
  Common Stock (par value $0.0001)      6,340,649 Shares          $     20.00          $  126,812,980        $  35,254.01

1999 Employee Stock Purchase Plan
---------------------------------
  Rights to Purchase Common Stock                                         N/A                  N/A                  N/A
  Common Stock (par value $0.0001)      1,000,000 shares          $      20.00          $  20,000,000        $   5,560.00


Shares Acquired Under Written Compensation Agreements With Robert H. Beck,
--------------------------------------------------------------------------
Diana L. Brown, Dan Fernandez, Scott Frisbie, Joseph Galuszka, Matthew Glidden,
-------------------------------------------------------------------------------
Michael Glover, Anthony Hill, Hilary Hoeber, David Hunkins, Darlene Jordan-
---------------------------------------------------------------------------
Fontaine, William Kim, William H. Kurtz, Michael Lanford, Michael Lenahan,
--------------------------------------------------------------------------
Jonathan Lieberman, Mark McCormick, James McKee, Stephen Mucchetti, Christopher
-------------------------------------------------------------------------------
Nielsen, Dan Rosler, Jose Santana, Darcy Stark, Jeff Van Zanten, David Wood and
-------------------------------------------------------------------------------
Lietze Yao
----------

  Common Stock (par value $0.0001)      1,413,167 shares       $ 20.00          $ 28,263,340            $7,857.21

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1999 Equity Incentive Plan, the 1997 Stock Plan, the 1999 Employee Stock Purchase Plan, the Written Compensation Agreement with Aron Dutta and the Written Compensation Agreements with Robert H. Beck, Diana L. Brown, Dan Fernandez, Scott Frisbie, Joseph Galuszka, Matthew Glidden, Michael Glover, Anthony Hill, Hilary Hoeber, David Hunkins, Darlene Jordan-Fontaine, William Kim, William
     H. Kurtz, Michael Lanford, Michael Lenahan, Jonathan Lieberman, Mark McCormick, James McKee, Stephen Mucchetti, Dan Rosler, Jose Santana, Darcy Stark, Jeff Van Zanten, David Wood and Lietze Yao, because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Scient Corporation.

(2) Calculated only for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Scient Corporation on May 13, 1999.

                                EXPLANATORY NOTE

          Under General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to the reoffer by a certain individual of shares of COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF SCIENT CORPORATION ACQUIRED UNDER A WRITTEN AGREEMENT.

                               SCIENT CORPORATION

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                                       Location/Heading in Prospectus
--------------------                                                       ------------------------------

1.  Forepart of Registration Statement and Outside            Cover page
    Front Cover page of Prospectus

2.  Inside Front and Outside Back Cover Page of               Available Information; Incorporation of Certain
    Prospectus                                                Information by Reference

3.  Summary Information, Risk Factors and Ratio of            Risk Factors
    Earnings to Fixed Charges

4.  Use of Proceeds                                           Not applicable

5.  Determination of Offering Price                           Not applicable

6.  Dilution                                                  Not applicable

7.  Selling Security Holder                                   Selling Security Holder

8.  Plan of Distribution                                      Plan of Distribution

9.  Description of Securities to be Registered                Not Applicable

10. Interests of Named Experts and Counsel                    Not Applicable

11. Material Changes                                          Not Applicable

12. Incorporation of Certain Information                      Documents Incorporated by Reference

13. Disclosure of Commission Position on                      Indemnification
    Indemnification for Securities Act Liabilities

REOFFER PROSPECTUS

                            Shares of Common Stock
                              Scient Corporation

          This Reoffer Prospectus relates to 1,413,167 shares of the Common Stock, par value 0.0001 (the "Common Stock"), of Scient Corporation (the "Company"), which may be offered from time to time by certain key employees named herein (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

          Following the initial public offering of the Common Stock, the Common Stock will be traded on the Nasdaq National Market System. The price per share of the Company's Common Stock as offered in its initial public offering of such Common Stock is expected to be $20.00.

          The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
      ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is May 13, 1999.

                             AVAILABLE INFORMATION

          The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock following the Company's initial public offering will be quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

          The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

          A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Robin Calhoun, Scient Corporation, One Front Street, 28th Floor, San Francisco, California 94111. The Company's telephone number at that location is (415) 733-8200.

                               TABLE OF CONTENTS
                                                                    Page

OUR COMPANY.....................................................       6

RISK FACTORS....................................................       6

REGISTERED STOCKHOLDERS.........................................      17

PLAN OF DISTRIBUTION............................................      18

DOCUMENTS INCORPORATED BY REFERENCE.............................      19

INDEMNIFICATION.................................................      19

                                  OUR COMPANY

   Scient is a leading provider of a new category of professional services called eBusiness systems innovation. eBusinesses are businesses that combine the reach and efficiency of the Internet with both emerging and existing technologies to enable companies to strengthen relationships with customers and business partners, create new revenue opportunities, reduce costs, improve operating efficiencies, shorten cycle times and improve communications. As an eBusiness systems innovator, we provide integrated eBusiness strategy and technology implementation services to clients who are creating eBusinesses or are rethinking or expanding their existing businesses to integrate eBusiness capabilities. These services include strategy consulting, customer experience design, systems architecture, and application and technology infrastructure development. Our services are designed to rapidly improve a client's competitive position through the development of innovative business strategies enabled by the integration of emerging and existing technologies. We have developed a methodology, the Scient Approach, that provides a framework for each stage of a client engagement from helping the client conceive its strategy to architecting, engineering and extending its eBusiness. We believe that our integrated methodology allows us to deliver reliable, robust, secure, scalable and extensible eBusiness systems innovation in rapid timeframes.

   We have performed professional services for over 35 clients, including AIG, Chase Manhattan, eBay, First Union, innoVisions, PlanetRx and RealSelect.

                                  RISK FACTORS

   You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Any of the following risks could seriously harm our business, financial condition or results of operations. As a result, these risks could cause the decline of the trading price of our common stock, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

   We Have a History of Losses and Expect to Incur Losses in the Future

   We incurred net losses of $11.7 million during the year ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $12.9 million. We have not had a profitable quarter and may never achieve profitability. We also expect to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Although our revenues have grown in recent quarters, we do not believe that we can sustain our historical growth rates. Accordingly, you should not view our historical growth rates as indicative of our future revenues.

  Our Quarterly Revenues and Operating Results Are Volatile and May Cause Our Stock Price to Fluctuate

   Our quarterly revenues and operating results are volatile and difficult to predict. It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such event, the market price of our common stock may decline significantly.

   Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. A number of factors are likely to cause these variations, including:

  . Our ability to obtain new and follow-on client engagements;

  . The amount and timing of expenditures by our clients for eBusiness services;

  . Our ability to attract, train and retain skilled management, strategic, technical, design, sales, marketing and support professionals;

  . Our employee utilization rate, including our ability to transition employees quickly from completed projects to new engagements, for which we typically receive little or no notice;

  . The introduction of new services by us or our competitors;

  . Changes in our pricing policies or those of our competitors;

  . Our ability to manage costs, including personnel costs and support services costs; and

  . Costs related to the expected opening or expansion of Scient offices.

   We derive all of our revenues from professional services, which we generally provide on a time and materials basis. Revenues pursuant to time and materials contracts are generally recognized as services are provided. Since personnel and related costs constitute the substantial majority of our operating expenses and since we establish these expenses in advance of any particular quarter, underutilization of our professional services employees may cause significant reductions in our operating results for a particular quarter and could result in losses for such quarter. In addition, we have hired a large number of personnel in core support services, including knowledge management, technology infrastructure and finance and administrative, in order to support our anticipated growth. As a result, a significant portion of our operating expenses are fixed in the short term. Therefore, any failure to generate revenues according to our expectations in a particular quarter could result in losses for the quarter.

   Although we have limited historical financial data, we have experienced and expect to continue to experience seasonality in revenues from our electronic business, or eBusiness, services. These seasonal trends may materially affect our quarter-to-quarter operating results. Revenues and operating results in our quarter ending December 31 are typically lower relative to our other quarters because there are a lower number of billable days in this quarter due to holidays and vacation days. In addition, operating expenses may increase in each quarter ending September 30, both on absolute terms and as a percentage of revenues, due to the potential hiring of large numbers of recent college graduates each year, which results in increased salary expenses before such new employees begin to generate substantial revenues for Scient.

  Our Ability to Attract, Train and Retain Qualified Employees Is Crucial to Our Results of Operations and Any Future Growth

   Our future success depends in large part on our ability to hire, train and retain project and engagement managers, technical architects, strategists, engineers, design professionals, other technical personnel and sales and marketing professionals of various experience levels. Any inability to hire, train and retain a sufficient number of qualified employees could hinder the growth of our business. Skilled personnel are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry turnover rate for them is high. In addition, we believe that prospective employees that we target after the offering may perceive that the stock option component of our compensation package is not as valuable as that component was prior to this offering. Consequently, we may have difficulty hiring our desired numbers of qualified employees after this offering. Moreover, even if we are able to expand our employee base, the resources required to attract and retain such employees may adversely affect our operating margins. In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers. As we hire new employees from our current or potential competitors we are likely to become a party to one or more lawsuits involving the former employment of one of our employees. Any future litigation against us or our employees, regardless of the outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

  We Depend on Our Key Personnel, and the Loss of Any Key Personnel May Adversely Affect Our Business

   We believe that our success will depend on the continued employment of our senior management team and key technical personnel. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, such persons would be very difficult to replace and our business could be seriously harmed. To date, a majority of our revenues have been generated by the selling efforts of our senior management. Accordingly, the loss of one or more members of our senior management team could have a direct adverse impact on our future sales. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house eBusiness capabilities may hire away some of our key employees. This would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could seriously harm our business.

   We Have a Limited Operating History and a Limited Number of Completed Engagements that Make an Evaluation of Our Business Difficult

   We were incorporated in November 1997 and began providing services to clients in February 1998. Our limited operating history makes an evaluation of our business and prospects very difficult. Companies in an early stage of development frequently encounter enhanced risks and unexpected expenses and difficulties. These risks, expenses and difficulties apply particularly to us because our market, eBusiness services, is new and rapidly evolving. Our long-term success will depend on our ability to achieve satisfactory results for our clients and to form long-term relationships with core clients. We have not been in operation long enough to judge whether our clients will perceive our work as being beneficial to their businesses or to form any long-term business relationships. Also, because of our limited operating history, our business reputation is based on a limited number of client engagements. All of our clients have only limited experience with the electronic business systems we have developed for them. Accordingly, we cannot assure you that the limited number of electronic business systems we have implemented will be successful in the longer term. If the electronic business systems we have implemented are not successful, our brand will be harmed and we may incur liability to our clients. If one or more of our clients for whom we have done substantial work suffers a significant failure or setback in its eBusiness, our business reputation could be severely damaged, whether or not such failure or setback was caused by our work or within our control. Our ability to obtain new engagements, retain clients and recruit and retain highly-skilled employees could be seriously harmed if our work product or our clients' eBusinesses fail to meet the expectations of our clients.

   Competition from Bigger, More Established Competitors Who Have Greater Financial Resources Could Result in Price Reductions, Reduced Profitability and Loss of Market Share

   Competition in the eBusiness services market is intense. If we fail to compete successfully against current or future competitors, our business, financial condition and operating results would be seriously harmed. We compete against companies selling electronic commerce software and services, and the in-house development efforts of companies seeking to engage in electronic commerce. We expect competition to persist and intensify in the future. We cannot be certain that we will be able to compete successfully with existing or new competitors.

   Because relatively low barriers to entry characterize our market, we also expect other companies to enter our market. We expect that competition will continue to intensify and increase in the future. Some large information technology consulting firms have announced that they will focus more resources on eBusiness opportunities. Because we contract with our clients on an engagement-by-engagement basis, we compete for engagements at each stage of our methodology. There is no guarantee that we will be retained by our existing or future clients on later stages of work.

   The vast majority of our current competitors have longer operating histories, a larger client base, larger professional staffs, greater brand recognition and greater financial, technical, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and they may also be able to devote more resources to the development, promotion and sale of their services than we can. Competitors that offer more standardized or less customized services than we do may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins.

   Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

   Failure to Manage Our Growth May Adversely Affect Our Business

   We have grown rapidly and expect to continue to grow rapidly both by hiring new employees and serving new business and geographic markets. Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems. Our headcount has grown from 27 as of March 31, 1998 to 260 as of March 31, 1999, and several members of our senior management team have only recently joined Scient. We do not believe this growth rate is sustainable for the long-term. In addition, we recently opened a New York office and expect to open additional offices in the future.

   Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of engagements, number of clients and the increased size of our operations, we will need to hire, train and retain the appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We are currently implementing a new enterprise resource planning software system for human resource functions and some financial functions. We currently plan to redesign several internal systems, including recruiting and engagement management systems. We may encounter difficulties in transitioning to the new enterprise resource planning software system or in developing and implementing other new systems.

   Potential Future Acquisitions Could Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value and Adversely Affect Our Operating Results

   We may acquire other businesses in the future, which may complicate our management tasks. We may need to integrate widely dispersed operations with distinct corporate cultures. Such integration efforts may not succeed or may distract our management from servicing existing clients. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we finance the acquisitions by incurring debt or issuing equity securities.

   Our Planned International Operations May Be Expensive and May Not Succeed

   We have limited experience in marketing, selling and supporting our services in foreign countries. Development of such skills may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the Internet infrastructure in foreign countries may be less advanced than the United States' Internet infrastructure. To date, we have not generated significant revenues from engagements with international clients, although we are currently negotiating one contract that, if successfully completed, would involve the delivery of services to a client outside of North America. We intend to expand our operations internationally in future periods by opening international offices and hiring international management, strategic, technical, design, sales, marketing and support personnel.

   We may be unable to successfully market, sell, deliver and support our services internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, financial condition and operating results could be seriously harmed. We will need to devote significant management and financial resources to our international expansion. In particular, we will have to attract and retain experienced management, strategic, technical, design, sales, marketing and support personnel for our international offices. Competition for such personnel is intense, and we may be unable to attract and retain qualified staff.

   Moreover, international operations are subject to a variety of additional risks that could seriously harm our financial condition and operating results. These risks include the following:

  . Problems in collecting accounts receivable;

  . The impact of recessions in economies outside the United States;

  . Longer payment cycles;

  . Fluctuations in currency exchange rates;

  . Restrictions on the import and export of certain sensitive technologies, including data security and encryption technologies that we may use; and

  . Seasonal reductions in business activity in certain parts of the world, such as during the summer months in Europe.

   We Have Relied and Expect to Continue to Rely on a Limited Number of Clients for a Significant Portion of Our Revenues

   We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues could decline substantially. As a result, the loss of any significant client could seriously harm our business, financial condition and operating results. For the year ended March 31, 1999, our five largest clients accounted for approximately 50% of our revenues, with First Union, PlanetRx and innoVisions accounting for 13%, 11% and 11%, respectively, of such revenues. The volume of work that we perform for a specific client is likely to vary from period to period, and a significant client in one period may not use our services in a subsequent period.

   Our Lack of Long-Term Contracts with Clients Reduces the Predictability of Our Revenues

   Our clients retain us on an engagement-by-engagement basis, rather than under long-term contracts. As a result, our revenues are difficult to predict. Because we incur costs based on our expectations of future revenues, our failure to predict our revenues accurately may seriously harm our financial condition and results of operations. Although it is our goal to design and build complete eBusiness systems for our clients, we are generally retained to design and build discrete segments of an overall eBusiness system on an engagement-by-engagement basis. Since large client projects involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. Such cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to general business or financial conditions of the client. For example, many of our current or potential clients that are in the early stages of development may be unable to retain our services because of financial constraints. In addition, our existing clients can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. If a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we must be able to rapidly redeploy our employees to other engagements in order to minimize underutilization of employees and the resulting harm to our operating results. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress.

   We May Lose Money on Fixed-Fee Contracts

   If we miscalculate the resources or time we need to complete engagements with capped or fixed fees, our operating results could be seriously harmed. The risk of such miscalculations for us is high because we work with complex technologies in compressed timeframes, and therefore it is difficult to judge the time and resources necessary to complete a project. To date, we have generally entered into contracts with our clients on a time and materials basis, though we sometimes work on a fixed-fee basis or cap the amount of fees we may invoice on time and material contracts without client consent. In the future our strategy is to increase the percentage of our client engagements subject to fixed-fee arrangements, because we believe they have the potential to be more profitable.

   We Sometimes Agree Not to Perform Services for Our Clients' Competitors

   We sometimes agree not to perform services for competitors of our clients for limited periods of time, which have been as long as two years. These non-compete agreements reduce the number of our prospective clients and the number of potential sources of revenue. In addition, these agreements increase the significance of our client selection process because many of our clients compete in markets where only a limited number of players gain meaningful market share. If we agree not to perform services for a particular client's competitors and our client fails to capture a significant portion of its market, we are unlikely to receive future revenues in that particular market.

   Our Efforts to Develop Brand Awareness of Our Services May Not Be
Successful

   An important element of our business strategy is to develop and maintain widespread awareness of the Scient brand name. To promote our brand name, we plan to increase our marketing expenses, which may cause our operating margins to decline. Moreover, our brand may be closely associated with the business success or failure of some of our high-profile clients, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one of our high-profile clients may damage our brand. If we fail to successfully promote and maintain our brand name or incur significant related expenses, our operating margins and our growth may decline.

   Our Failure to Meet Client Expectations or Deliver Error-Free Services Could Result in Losses and Negative Publicity

   Our client engagements involve the creation, implementation and maintenance of eBusiness systems and other applications that are often critical to our clients' businesses. Any defects or errors in these applications or failure to meet clients' expectations could result in:

  . Delayed or lost revenues due to adverse client reaction;

  . Requirements to provide additional services to a client at no charge;

  . Negative publicity regarding us and our services, which could adversely affect our ability to attract or retain clients; and

  . Claims for substantial damages against us, regardless of our responsibility for such failure.

   Our contracts generally limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any such large claim against us could seriously harm our business, financial condition and operating results.

   Our Business is Dependent on Our Ability to Keep Pace with the Latest Technological Changes

   Our market and the enabling technologies used by our clients are characterized by rapid technological change. Failure to respond successfully to these technological developments, or to respond in a timely or cost-effective way, will result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from creating eBusiness systems that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. In addition, we must hire, train and retain technologically knowledgeable professionals so that they can fulfill the increasingly sophisticated needs of our clients.

   Our Business Could Be Affected by Year 2000 Issues

   Year 2000 issues may adversely affect our business and our clients' businesses. Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including us, our clients and our potential clients, may need to be upgraded to comply with such "Year 2000" requirements. Any failure on the part of our principal internal systems or the systems that we create for our clients could seriously harm our business, financial condition and operating results. For a more detailed description of our Year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

   We May Not Be Able to Protect Our Intellectual Property and Proprietary
Rights

   We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

   A Few Individuals Own Much of Our Stock

   Upon completion of this offering and assuming that Sequoia Capital and Benchmark Capital purchase an aggregate of 220,000 shares which have been reserved for their purchase in this offering, our directors, executive officers and their affiliates will beneficially own, in the aggregate, approximately 67.7% of our outstanding common stock. This percentage will be approximately 66.8% if the underwriters exercise their over-allotment option in full. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer. Accordingly, this concentration of ownership could have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then-current market price of our common stock. See "Principal Stockholders."

   We Have Various Mechanisms in Place to Discourage Takeover Attempts

   Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of Scient that a stockholder may consider favorable. These provisions include:

  . Authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . A classified board of directors with staggered, three-year, terms, which may lengthen the time required to gain control of our board of directors;

  . Prohibiting cumulative voting in the election of directors, which would otherwise allow less than majority of stockholders to elect director candidates;

  . Requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

  . Limitations on who may call special meetings of stockholders;

  . Prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders; and

  . Establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporation Law and our stock incentive plans may discourage, delay or prevent a change in control of Scient.

Risks Related to the eBusiness Systems Innovation Industry

   Our Success Will Depend on the Development of a Market for eBusiness Systems Innovation Services

   We cannot be certain that a viable market for eBusiness systems innovation services will emerge or be sustainable. If a viable and sustainable market for our eBusiness systems innovation services does not develop, Scient will fail. Even if an eBusiness systems innovation services market develops, we may not be able to differentiate our services from those of our competitors. If we are unable to differentiate our services from those of our competitors, our revenue growth and operating margins may decline.

   Our Success Depends on Increased Adoption of the Internet as a Means for Commerce

   Our future success depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet provides businesses with greater efficiencies and improvements. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

  . Potentially inadequate network infrastructure;

  . Delays in the development of Internet enabling technologies and performance improvements;

  . Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

  . Delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

  . Changes in, or insufficient availability of, telecommunications services to support the Internet; and

  . Failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

   Increasing Government Regulation Could Affect Our Business

   We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, both state, federal and foreign governments may adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services to create an electronic business channel. This decrease in the demand for our services would seriously harm our business and operating results.

   Any new laws and regulations may govern or restrict any of the following issues:

  . User privacy;

  . The pricing and taxation of goods and services offered over the Internet;

  . The content of websites;

  . Consumer protection; and

  . The characteristics and quality of products and services offered over the Internet.

   For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the Internet. The scope of the Act's prohibition is currently unsettled. In addition, although courts recently held unconstitutional substantial portions of the Communications Decency Act, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

Risks Related to the Securities Markets

   We May Need to Raise Additional Capital, Which May Not Be Available

   We expect that the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to:

  . Open new offices, in the United States or internationally;

  . Create additional market-specific business units;

  . Enhance our infrastructure and leveragable assets;

  . Hire, train and retain employees;

  . Respond to competitive pressures or unanticipated requirements; or

  . Pursue acquisition opportunities.

   Our failure to do any of these things could seriously harm our financial condition.

   Our Stock Price May Be Volatile Because Our Shares Have Not Been Publicly Traded Before

   Prior to this offering, you could not buy or sell our common stock publicly. Accordingly, we cannot assure you that an active public trading market for our stock will develop or be sustained after this offering. The market price after this offering may vary significantly from the initial offering price in response to any of the following factors, some of which are beyond our control:

  . Changes in financial estimates or investment recommendations by securities analysts relating to our stock;

  . Changes in market valuations of other electronic commerce software and service providers or electronic businesses;

  . Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . Loss of a major client;

  . Additions or departures of key personnel; and

  . Fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

   We Are at Risk of Securities Class Action Litigation Due to Our Expected Stock Price Volatility

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our financial condition and operating results.

   Purchasers in this Offering Will Incur Immediate and Substantial Dilution

   The initial public offering price of our common stock is substantially higher than the book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, each stockholder purchasing in this offering would receive less than the price they paid for their common stock. In addition, because our success is so heavily dependent on our ability to attract and retain talented personnel, we expect to offer a significant number of stock options to employees in the future. Such issuances may cause further dilution to investors.

   Shares Becoming Available for Sale Could Affect Our Stock Price

   Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For a description of the shares of our common stock that are available for future sale.

                            REGISTERED STOCKHOLDERS

          The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees (the "Registered Stockholders") of Scient. Registered Stockholders acquired shares of Common Stock offered here by exercising options granted under the 1997 Stock Plan.

          The following table sets forth certain information with respect to the Registered Stockholders as of March 31, 1999:


                                                             Number of
                                                               Shares                        Number of      Percentage of
                                                            Beneficially      Number of        Shares          Shares
                                                                Owned        Shares to be   Beneficially     Beneficially
  Registered             Position with                          as of          Offered      Owned After      Owned After
  Stockholder            the Company                        March 31, 1999     Hereby         Offering        Offering(1)
------------------       ---------------------------        --------------   ------------   ------------    --------------
Robert N. Beck           Vice President of People              200,000           25,000        175,000             *
Diana L. Brown           Vice President of Financial
                         Services Business Unit                300,000          200,000        100,000             *
Dan Fernandez            Managing Director of Professional
                         Services                               30,000            4,500         25,500             *
Scott Frisbie            Chief Technology Officer              180,000          120,000         60,000             *
Joseph Galuszka          Vice President of Recruiting          120,000          120,000              0             *
Matthew Glidden          Associate of Professional Services      2,500              750          1,750             *
Michael Glover           Director of Customer Extend
                         Innovations Center                     10,000            2,500          7,500             *
Anthony Hill             Director of Professional Services      11,000           10,000          1,000             *
Hilary Hoeber            Associate of Professional Services      2,000            1,000          1,000             *
David Hunkins            Leader of Knowledge Management          4,000            1,000          3,000
Darlene Jordan-Fontaine  Leader of People                        7,000            1,750          5,250             *
William Kim              Vice President of Operations          150,250           10,000        140,250             *
William H. Kurtz         Chief Financial Officer               550,000          225,000        325,000             *
Michael Lanford          Director of Sales                      12,000            6,000          6,000             *
Michael Lenahan          Director of Architecture               12,000            3,667          8,333             *
Jonathan Lieberman       Knowledge Applications in
                         Knowledge Management                    2,000            2,000              0             *
Mark McCormick           Director of Professional Services      10,000            3,500          6,500             *
James McKee              Vice President of Global Sales        200,000          137,500         62,500             *
Stephen Mucchetti        Chief Operating Officer               562,500          437,500        125,000             *


Dan Rosler                Associate of Professional Services     5,000            1,250          3,750            *
Jose Santana              Associate of Technical Support         2,500              250          2,250            *
Darcy Stark               Associate of Sales                     1,500            1,500              0            *
Jeff Van Zanten           Controller of Finance                150,000           87,500         62,500            *
David Wood                Managing Director of Professional
                          Services                              60,000           10,000         50,000            *
Lietze Yao                Associate of Professional Services     2,000            1,000          1,000            *

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.


(1) Percentage of beneficial ownership is calculated assuming 34,299,560 shares of Common Stock outstanding following the initial public offering of the Common Stock. This percentage also includes Common Stock of which such individual has the right to acquire beneficial ownership within 60 days of March 31, 1999, including but not limited to, upon the exercise of an option. The number of shares outstanding after the offering under this Reoffer Prospectus includes the 3,450,000 shares of Common Stock offered for sale by the Company in its initial public offering.

                              PLAN OF DISTRIBUTION

          The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders. The Company understands that none of such shares will be offered through underwriters.

          Shares of Common Stock covered by this Reoffer Prospectus may be offered and sold from time to time by the Registered Stockholders through brokers through the Nasdaq National Market System or otherwise, at the prices prevailing at the time of such sales. To the Company's knowledge, no specific brokers or dealers have been designated by the Registered Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Reoffer Prospectus. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. The price per share of the Common Stock as offered in the initial public offering of such Common Stock is expected to be $20.00.

          The Company will not receive any of the proceeds from this offering. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.

          The price per share of Common Stock, as offered in the initial public offering is expected to be $20.00.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

     (a) The Company's prospectus filed with the Commission pursuant to Rule 424(a) of the Securities Act, in connection with the Registration Statement No. 333-74731 on Form S-1 filed with the Commission on March 19, 1999, together with any amendments thereto, in which there is set forth Scient's audited financial statements from inception on November 7, 1997 through March 31, 1998 and the fiscal year ended March 31, 1999; and

     (b) The Company's Registration Statement No. 0-25893 on Form 8-A filed with the Commission on April 28, 1999 together with amendments thereto, pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

          All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

                                INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Scient's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Scient's Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Scient and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Scient for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Scient has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Scient's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                    PART II


               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference
-------  ---------------------------------------

     Scient Corporation ("Scient") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

(a) Scient's prospectus filed with the SEC under Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-74731 on Form S-1 filed with the SEC on March 19, 1999, the amendment filed on April 28, 1999, May 10, 1999, May 11, 1999,
May 12, 1999 and the amendment filed on May 13, 1999, which contains Scient's audited financial statements from inception on November 7, 1997 through March 31, 1998 and the fiscal year ended March 31, 1999.

(b) The description of Scient's outstanding Common Stock contained in Scient's Registration Statement No. 0-25893 on Form 8-A filed with the SEC on April 28, 1999, under Section 12 of the 1934 Act, including any amendment or report filed to update the description.

     All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents.

Item 4.  Description of Securities
-------  -------------------------
         Not Applicable.

Item 5.  Interests of Named Experts and Counsel
-------  --------------------------------------
         Not Applicable.

Item 6.  Indemnification of Directors and Officers
-------  -----------------------------------------

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Scient's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Scient's Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Scient and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Scient for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Scient has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Scient's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed
-------  -----------------------------------
         Not Applicable.

Item 8.  Exhibits
-------  --------

Exhibit Number  Exhibit
--------------  -------

   4 Instrument Defining Rights of Stockholders. Reference is made to Scient's Registration Statement No. 0-25893 on Form 8-A, which is incorporated herein by reference under Item 3(b) of this Registration Statement.
   5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.
  23.1          Consent of PricewaterhouseCoopers, Independent Accountants.
  23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP is contained in Exhibit 5.
  24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.
  99.1 Form of Written Compensation Agreement with Robert H. Beck, Diana L. Brown, Dan Fernandez, Scott Frisbie, Joseph Galuszka, Matthew Glidden, Michael Glover, Anthony Hill, Hilary Hoeber, David Hunkins, Darlene Jordan-Fontaine, William Kim, William
                H. Kurtz, Michael Lanford, Michael Lenahan, Jonathan
                Lieberman, Mark McCormick, James McKee, Stephen Mucchetti, Dan Rosler, Jose Santana, Darcy Stark, Jeff Van Zanten, David Wood and Lietze Yao.

Item 9.  Undertakings
-------  ------------

         A.  Scient hereby undertakes:
             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                  (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act,

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Scient under Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

             (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of Scient's 1999 Equity Incentive Plan, 1997 Stock Plan, Employee Stock Purchase Plan, and Written Compensation Agreements with Robert H. Beck, Diana L. Brown, Dan Fernandez, Scott Frisbie, Joseph Galuszka, Matthew Glidden, Michael Glover, Anthony Hill, Hilary Hoeber, David Hunkins, Darlene Jordan-Fontaine, William Kim, William H. Kurtz, Michael Lanford, Michael Lenahan, Jonathan

             Lieberman, Mark McCormick, James McKee, Stephen Mucchetti, Dan Rosler, Jose Santana, Darcy Stark, Amanda Van Nuys, Jeff Van Zanten, David Wood and Lietze Yao.

         B. Scient hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Scient's annual report under
Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of Scient under the indemnification provisions summarized in Item 6 or otherwise, Scient has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Scient of expenses incurred or paid by a director, officer or controlling person of Scient in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Scient will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

                                   SIGNATURES

          The Securities Act of 1933, as amended, requires that Scient certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has had this Registration Statement signed on its behalf by the undersigned, who is duly authorized, in the City of San Francisco, State of California on this 17th day of May, 1999.


                                      SCIENT CORPORATION


                                      By: /s/ Robert M. Howe
                                      ------------------
                                      Robert M. Howe
                                      President and Chief Executive Officer



                               POWER OF ATTORNEY
                               -----------------

KNOW ALL PERSONS BY THESE PRESENTS:

          That the undersigned officers and directors of Scient Corporation, a Delaware corporation, do hereby constitute and appoint Robert M. Howe and William H. Kurtz, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney on the date indicated.

          Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                       Title                                         Date
---------                                       -----                                         ----

/s/  Robert M. Howe                             President, Chief Executive Officer and         May 17, 1999
----------------------------------------------  Director
Robert M. Howe                                  (Principal Executive Officer)

/s/  William H. Kurtz                           Chief Financial Officer, Treasurer and         May 17, 1999
----------------------------------------------  Secretary (Principal Financial and
William H. Kurtz                                Accounting Officer)


REOFFER PROSPECTUS


/s/  Eric Greenberg                             Chairman                                       May 17, 1999
----------------------------------------------
Eric Greenberg

/s/  David M. Beirne                            Director                                       May 17, 1999
----------------------------------------------
David M. Beirne

/s/  Frederick W. Gluck                         Director                                       May 17, 1999
----------------------------------------------
Frederick W. Gluck

/s/  Douglas Leone                              Director                                       May 17, 1999
----------------------------------------------
Douglas Leone

                                 EXHIBIT INDEX

                                                       Sequentially
Exhibit Number  Exhibit                                Numbered Page
--------------  -------                                -------------

   4 Instrument Defining Rights of Stockholders. Reference is made to Scient's Registration Statement No. 0-25893 on Form 8-A, which is incorporated herein by reference under Item 3(b) of this Registration Statement.

   5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.
  23.1          Consent of PricewaterhouseCoopers LLP, Independent Accountants.
  23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP is contained in Exhibit 5.
  24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.
  99.1 Form of Written Compensation Agreement with Robert H. Beck, Diana L. Brown, Dan Fernandez, Scott Frisbie, Joseph Galuszka, Matthew Glidden, Michael Glover, Anthony Hill, Hilary Hoeber, David Hunkins, Feisal Jaffer, Darlene Jordan-Fontaine, William Kim, William H. Kurtz, Michael Lanford, Michael Lenahan, Jonathan Lieberman, Mark McCormick, James McKee, Stephen Mucchetti, Dan Rosler, Jose Santana, Darcy Stark, Jeff Van Zanten, David Wood and Lietze Yao.